UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 27, 2012

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975	911789357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12325 Emmet Street, Omaha, Nebraska		68164
(Address of principal executive offices)		(Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On August 27, 2012, Transgenomic, Inc., a Delaware corporation (the “Company”), Scoli Acquisition Sub, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary (“Acquisition Sub”), and Axial Biotech, Inc., a Delaware corporation (“Axial”), entered into an Asset Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company (through Acquisition Sub) has agreed to purchase from Axial, and Axial has agreed to sell to the Company, substantially all of the assets related to Axial’s Scoliscore assay (the “Assets”).

In consideration for the purchase of the Assets, at the closing, the Company will make a cash payment of approximately $3.4 million to Axial and certain of its creditors. The Purchase Agreement further provides that, within ten days following the transfer of all of the Assets to the Company, and the Company’s confirmation that the Scoliscore Assay operates, within the Company’s laboratories, pursuant to protocol agreed upon by the Company and Axial, the Company shall pay an additional approximately $1.0 million to Axial and certain of its creditors, $100,000 of which shall be placed into escrow for a period of one year from the closing of the transaction to secure Axial’s indemnification obligations for, among other things, any breach of, or default under, any of Axial’s representations, warranties, covenants or agreements contained in the Purchase Agreement.

The closing of the acquisition of the Assets is subject to various customary conditions, including, among other things: (i) the accuracy of the representations and warranties made by each of the Company, Acquisition Sub and Axial and the compliance by the parties with their respective obligations under the Purchase Agreement; (ii) the absence of any action or other legal proceeding that seeks to constrain or otherwise prohibit the transactions contemplated by the Purchase Agreement; (iii) obtaining certain required consents; (iv) approval of the transaction by Axial’s stockholders; (v) termination of certain of Axial’s agreements relating to the Assets; (vi) delivery of certain financial statements of Axial; and (vii) the entry into certain agreements by each of the Company, Acquisition Sub and Axial in furtherance of the transactions contemplated by the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, Acquisition Sub and Axial. Subject to certain customary limitations, the parties have agreed to indemnify each other and their respective officers, directors, employees and other authorized agents against certain losses related to, among other things, breaches of their respective representations and warranties and the failure to perform their respective covenants under the Purchase Agreement.

The Purchase Agreement contains certain termination rights in favor of each of the Company and Axial, including each such party’s right to terminate the Purchase Agreement if the transaction is not completed by October 1, 2012 and upon a material breach of any of the respective representations, warranties, covenants or obligations of the Company, Acquisition Sub or Axial, as applicable.

The transaction is expected to close on or before October 1, 2012.

The foregoing description of the Purchase Agreement does not purport to be a complete description of all terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

On August 28, 2012, the Company issued a press release announcing the entry into the Purchase Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated August 28, 2012, issued by Transgenomic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2012	TRANSGENOMIC, INC.

	By:	/s/ Craig J. Tuttle
Craig J. Tuttle President and Chief Executive Officer